                                                        Exhibit 99.B(d)(2)(J)(v)

[ING FUNDS LOGO]


June 7, 2006


Greg Wilson
Vice President and Relationship Manager
Goldman, Sachs & Co.
Investment Management Division
32 Old Slip, 32nd Floor
New York, New York 10005


Dear Mr. Wilson:

On Thursday, May 25, 2006, the Board of Trustees of ING Investors Trust voted to replace Goldman Sachs Asset Management, L.P. as Portfolio Manager to ING Goldman Sachs Tollkeeper(SM) Portfolio. Thus, the Portfolio Management Agreement (the "Agreement") with Goldman Sachs Asset Management, L.P. will terminate in accordance with Section 16 of the Agreement. ING Investment Management Co. will assume portfolio management duties effective August 7, 2006.

In the interim, we will be contacting you to facilitate a smooth transition. Further, the Board of Trustees has mandated that the incoming and outgoing portfolio managers work together to facilitate an orderly transition that will minimize transaction costs and market impact to shareholders. I know we can count on your cooperation in this regard.

Finally, on a personal note, I want to thank you and your team for all your support throughout this process. We continue to value our relationship with your firm.


Very truly yours,


/s/ Robert S. Naka

Robert S. Naka
Executive Vice President
ING Investors Trust


7337 E. Doubletree Ranch Rd.      Tel: 480-477-3000          ING Investors Trust
Scottsdale, AZ 85258-2034         Fax: 480-477-2744
                                  www.ingfunds.com